Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

American Water Capital Corp.

Senior Monthly Notes Due 2038

November 20, 2008

Ladies and Gentlemen:

We have acted as counsel for American Water Capital Corp., a Delaware corporation (the “Company”) and American Water Works Company, Inc., a Delaware corporation (“AWW” and, together with the Company, the “Registrants”) in connection with the filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), relating to the proposed purchase by Edward D. Jones & Co., L.P. (the “Underwriter”) and issuance of up to $75,000,000 aggregate principal amount of Senior Monthly Notes due 2038 (the “Notes”) pursuant to the underwriting agreement (the “Underwriting Agreement”), the form of which is attached as an exhibit to the Registration Statement, to be entered into between the Registrants and the Underwriter. The Notes are to be issued pursuant to the indenture (the “Indenture”), the form of which is attached as an exhibit to the Registration Statement, to be entered into between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

Based on the foregoing, we are of opinion as follows:

1. The Notes have been duly authorized by the Company and when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, the

Notes will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 1, we have assumed that the form of the Notes will conform to that included in the Indenture.

2. The Support Agreement constitutes a legal, valid and binding obligation of AWW, enforceable against AWW in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

American Water Capital Corp.

1025 Laurel Oak Road

Voorhees, NJ 08403